November 7, 2013

Mr. John Roddy
32772 N 69th Street
Scottsdale, AZ  85266

Re:          Separation Agreement

Dear John:

This letter agreement (the “Agreement”) sets forth the terms of the separation benefits that Iridium Communications Inc., Iridium Satellite LLC and any of their subsidiaries (collectively the “Company”) are offering to you to aid in your employment transition.

1.             Separation.  You are hereby notified that your employment with the Company will terminate on November 7, 2013 (the “Separation Date”) in accordance with Section 8(d) of the Employment Agreement between you and the Company, dated December 31, 2010, attached hereto as Exhibit A (the “Employment Agreement”).  Such termination is a “separation from service” as of the Separation Date for all purposes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.             Accrued Salary and Vacation.  By no later than the seventh business day, or the next regular payroll date, following the Separation Date, whichever is sooner, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.  Following the Separation Date, you will not be entitled to accrual of any wages or employee benefits, including, but not limited to, vacation, 401(k) contributions or bonuses.

3.             Severance Benefits.  If you sign this Agreement within the designated consideration period, return it to the Company and do not revoke it, and provided you otherwise comply with the terms of this Agreement, the Company will provide you with the following severance benefits (collectively, the “Severance Payments”):

a.             An amount equal to twelve (12) months of your current base salary, or $346,253.00, in effect on the Separation Date (the “Salary Continuation”), paid in equal installments on the Company’s normal payroll schedule over the twelve (12) month period immediately following the Separation Date (the “Severance Period”), subject to Section 3(e) and deductions for applicable tax withholdings.

b.             An amount equal to the annual bonus for 2013 that you would have earned under the Employment Agreement (had you remain employed through the payment date), based on actual achievement of the designated performance metrics, pro-rated based on the number of days you served in 2013, paid in equal installments on the Company’s normal payroll schedule over the remainder of the Severance Period from and after the date the Company determines actual performance and the amount of bonus that would have been earned based on such performance, subject to Section 3(e) and deductions for applicable tax withholdings.

Mr. John Roddy
November 7, 2013

c.             If you timely elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or, if applicable, state or local insurance laws (“COBRA”), then the Company will pay, directly to the COBRA carrier, as and when due, the COBRA premiums necessary to continue your health insurance coverage in effect for you and your eligible dependents on the Separation Date until the earliest of (A) the month in which the Severance Period Ends, (B) the expiration of eligibility for the continuation coverage under COBRA, or (C) the date when you or your dependents become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”).  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums for the remainder of the COBRA Payment Period, the Company will instead pay you on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Payment Period, subject to Section 3(e).  If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this Section 3(c) will cease.

d.             If you move back to Ontario from the Phoenix metro area within the Severance Period, then the Company will (A) reimburse you for the reasonable moving costs you incur within the Severance Period for moving your household goods from the Phoenix metro area to Ontario, (B) reimburse you for the one time cost of one way airfare for you and your wife back to Ontario, and (C) pay an additional cash lump sum payment equal to your US and Canadian tax liability associated with (A) and (B) of this Section 3(d), with all payments made under this Section 3(d) paid on the date that is thirteen (13) months after the Separation Date (provided you have provided the Company with receipts and other reasonably required documentary evidence necessary to determine the amounts of (A)-(C) of this Section 3(d) by such date).

e.             Pursuant to your interpretation of Section 409A of the Code, no cash Severance Payments will be paid pursuant to Sections 3(a), (b) and (c) prior to the day that is six (6) months following the Separation Date, although COBRA coverage will be available during that time.  On the day following the date that is six (6) months following the Separation Date, the Company will pay to you in a lump sum the aggregate amount of the cash Severance Payments that the Company would have paid to you pursuant to Sections 3(a), (b) and (c) (if applicable) through the date that is six (6) months following the Separation Date had the payments commenced on the Separation Date and continued through the date that is six (6) months following the Separation Date, with the balance of the cash Severance Payments paid thereafter on the applicable schedules described above. No interest shall be paid by the Company with respect to the amounts deferred in accordance with this Section 3(e).  The Severance Payments are subject to deductions for any applicable tax withholdings.

Mr. John Roddy
November 7, 2013

4.             Benefit Plans.  If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on November 7, 2013; thereafter, to the extent provided by COBRA and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, subject to Section 3(c) above.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of November 7, 2013; however, you may elect to convert your Voluntary Term Life Insurance by contacting Human Resources on or before December 1, 2013.

Deductions for the 401(k) Plan will end with your last regular paycheck.  You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You may have the right to continue claiming expenses against your current Health Care Spending Account in accordance with the terms of that benefit plan (if you are currently participating in this program).  Enclosed is the information concerning how to use any accrued but unused benefit.  Dependent Care Spending Accounts cannot be converted into individual plans.  Your last full Spending Account payroll deductions will be processed in your final check.  In general, you will only be eligible to claim expenses that you incurred on or prior to your Separation Date, and only to the extent you do so before March 31, 2014.

5.             Stock Awards.     You were granted stock awards under the Company’s equity incentive plan(s).  Your rights with respect to these awards are as set forth in the applicable award agreement and the applicable equity incentive plan.

6.             Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you are not entitled to and you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) and any rights you have under any existing equity award to exercise your equity award following the Separation Date in accordance with its terms.  By way of example, but not limitation, you acknowledge that you have not earned and are not owed any bonus or incentive compensation, other than as set forth in Section 3.

7.             Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

Mr. John Roddy
November 7, 2013

8.             Board/Committee Resignation.  You agree that, effective as of the Separation Date, you resign from, as applicable, the board of directors and any committees thereof of each of the members of the Company.

9.             Return of Company Property.  You agree that, promptly following the Separation Date, you will return to the Company or destroy all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, any files, correspondence, memoranda, reports, lists, proposals, notes, drawings, records, plans, forecasts, purchase orders, personnel information, operational information, customer information and contact lists, sales and marketing information, financial information, promotional literature, product specifications, computer-recorded information, other tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company or its officers, directors, and employees (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information.  In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to permanently delete and expunge such Company confidential or proprietary information from those systems.  Finally, you agree to promptly provide your Company-issued laptop computer to the Company for deletion and expunging.  In addition, prior to December 15, 2013, you agree to work with the Company to erase Company information from your Company-issued mobile phone, although you may retain all Contacts.  After all Company information has been removed, you will then be permitted to retain these two items plus the satellite phone you were previously issued.  Receipt of the Severance Payments described in Section 3 of this Agreement is expressly conditioned upon return and/or destruction of all Company Property, as described herein.

10.          Proprietary Information and Post-Termination Obligations.  Both during and after your employment you acknowledge your continuing obligations under the Employment Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.  If you have any doubts as to the scope of the restrictions in the Employment Agreement, you should contact Kathy Morgan, VP Corporate Law, immediately to assess your compliance.  As you know, the Company will enforce its contractual rights.  Please familiarize yourself with the attached Employment Agreement which you signed.

11.          Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.

Mr. John Roddy
November 7, 2013

12.          Non-Disparagement.  You hereby agree not to defame or disparage any member of the Company or any executive, manager, director, or officer of any member of the Company in any medium to any person without limitation in time.  The Company hereby agrees to direct its executives, managers and officers, and the board of directors, executives, managers and officers of the members of the Company not to defame or disparage you in any medium to any person without limitation in time.  Notwithstanding this provision, either party may confer in confidence with his or its legal representatives and make truthful statements as required by law.  If requests from your prospective employers are made to the Human Resources Department, the Company will respond to any questions from prospective employers about your employment with or separation from the Company by providing only your dates of employment, title and salary, and indicating that it is not the practice of the Company to provide more information.

13.          Cooperation After Termination. During the time that you are eligible for or receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available for up to two hours per week during regular business hours.

14.           Release.  Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled (including, but not limited to, the Severance Payments), you, on behalf of yourself and your heirs, successors, agents, representatives, executors and assigns, hereby waive and release any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or relating to your employment or termination of employment with, your serving in any capacity in respect of, or your status at any time as a holder of any securities of, any of the Company and any other affiliates of the Company (collectively, the “Company Group”), both known and unknown, in law or in equity, which you may now have or ever had against any member of the Company Group or any equityholder, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefit which might have been due to you under any previous agreement executed by and between any member of the Company Group and you, and any complaint, charge or cause of action arising out of your employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, and the Virginia Human Rights Act, the Arizona Civil Rights Act, the Arizona Constructive Discharge Statute (A.R.S. §23-1502), all as amended; and all other federal, state and local statutes, ordinances and regulations.  By signing this Agreement, you acknowledge that you intend to waive and release any rights known or unknown you may have against the Company Releasees under these and any other laws; provided that, you do not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of your employment with the Company, (ii) with respect to any vested right you may have under any employee pension or welfare benefit plan of the Company Group, or (iii) any rights to indemnification preserved by your Employment Agreement or under any applicable indemnification agreement, any D&O insurance policy applicable to you and/or the Parent’s certificates of incorporation, charter and by-laws, or (iv) with respect to any claims that cannot legally be waived.  You are waiving, however, your right to any monetary recovery should any governmental agency or entity (such as the Equal Employment Opportunity Commission or the Department of Labor) pursue any claims on your behalf.

Mr. John Roddy
November 7, 2013

You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against any of the Company Releasees.  You agree that all Company Releasees (except the Company, which is a party to this Agreement) are third party beneficiaries of this Agreement who may enforce the terms of such release.

You acknowledge that your waiver and release do not apply to any rights or claims that may arise after the date of this Agreement.  You acknowledge that you have been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement, although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below.

YOU FURTHER ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT CAREFULLY, HAVE BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTAND THAT BY SIGNING BELOW YOU ARE GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF.  YOU ACKNOWLEDGE THAT YOU HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND YOU AGREE TO ALL OF ITS TERMS VOLUNTARILY.

You will have seven (7) days from the date of your execution of this Agreement to revoke the release by providing written notice of revocation to the Company’s General Counsel, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA).  If you revoke the Agreement, you will be deemed not to have accepted the terms of this Agreement.  You acknowledge that this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you.

15.          Severability.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

16.          No Admission.  This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

Mr. John Roddy
November 7, 2013

17.          Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11 and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.

18.          Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return this agreement to me via email not later than December 9, 2013.  The offer contained in this Agreement will automatically expire if we do not receive the executed Agreement from you by that date.

We wish you the best in your future endeavors.

[SIGNATURE PAGE TO FOLLOW]

Mr. John Roddy
November 7, 2013

Sincerely,

Iridium Satellite LLC

By:	/s/ Matthew J. Desch
Matthew J. Desch
Chief Executive Officer

Agreed to and Accepted:

/s/ John Roddy	December 9, 2013
John Roddy

Exhibit A – Employment Agreement

CONSIDERATION PERIOD

I, John Roddy, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on November 7, 2013.  If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

Signature

Date

Exhibit A

Employment Agreement